Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	CardioNet, Inc.
Marty Galvan
Investor Relations
800-908-7103
investorrelations@cardionet.com

CardioNet, Inc. Reports Second Quarter 2008 Results

Conshohocken, PA – (Business Wire) – July 22, 2008 – CardioNet, Inc. (NASDAQ:BEAT), a leading wireless medical technology company with an initial focus on the diagnosis and monitoring of cardiac arrhythmias, today reported results for the quarter ended June 30, 2008.

Q2 2008 Highlights

•                  Reported revenue of $29.3 million, up 68.4%, compared to $17.4 million in the same period last year.

•                  Experienced a profitable quarter with an 8.7% operating margin in Q2 2008 compared to a loss in Q2 2007.

•                  Continued to build on the momentum of payor acceptance generated from the publication of our clinical trial results in March 2007, securing 9 new direct payor contracts in the second quarter representing approximately 1 million additional lives, bringing the total number of covered lives to approximately 177 million covered by 181 commercial contracts and Medicare.

•                  Expanded our direct sales force by 11.0% from the end of Q1 2008, broadening our footprint as the largest arrhythmia monitoring sales force.

•                  Appointed Randy Thurman, former Chairman and CEO of VIASYS Healthcare (acquired by Cardinal Health for $1.5 billion in June 2007), as Executive Chairman to replace founder Jim Sweeney.

•                  Bolstered our senior management team with the hiring of additional experienced executives in key management positions in Operations and Human Resources.

•                  Entered into a settlement agreement with LifeWatch Corp., in the amicable resolution of a lawsuit with dismissal by both sides of all claims asserted in the litigation.

President and CEO Commentary

Arie Cohen, President and CEO, commented: “We are excited to report a record second quarter that builds on our market momentum.  The CardioNet System has demonstrated a 3x higher yield in diagnosing cardiac arrhythmias versus event monitoring for patients who previously had negative or non-diagnostic Holter monitoring.  We believe that the enhanced ability to diagnose and manage patients with cardiac arrhythmias results in superior clinical outcomes and reduced health care costs.  Accordingly, the momentum we are experiencing in payor adoption continues, demonstrated by CardioNet reaching the milestone of approximately 70% of lives under coverage from commercial payors and Medicare.  During the first six months of 2008, we secured 14 new contracts representing 19 million covered lives.

“Our recent appointment of Randy Thurman as Executive Chairman further enhances CardioNet’s leadership team, as we seek to expand our penetration in the $2 billion arrhythmia monitoring opportunity.  Annualizing our Q2 revenue suggests that we have achieved less than 6% penetration, underscoring the significant growth opportunity going forward in our core business.  We believe our wireless medicine platform also can be leveraged in the future for other new applications and markets and remain excited about the potential for this innovative and scalable technology.”

Financial Results

Revenues for the second quarter of 2008 increased to $29.3 million compared to $17.4 million in the second quarter of 2007, an increase of $11.9 million, or 68.4%.  Revenues for the six months ended June 30, 2008 increased to $54.8 million compared to $28.5 million in the comparable period in the prior year.  After taking into account the acquisition of PDSHeart, Inc. (“PDSHeart”), which the Company acquired in March 2007, revenue in the first half of 2008 increased 68.2% to $54.8 million compared to $32.6 million in the same period last year(1A).

Gross profit increased to $19.5 million in the second quarter of 2008, or 66.5% of revenues, compared to $11.5 million in the second quarter of 2007, or 65.8% of revenues.  The 66.5% gross margin in second quarter of 2008 also compares favorably to the 62.6% gross margin in the first quarter of 2008.  For the first half of 2008, gross profit increased to $35.5 million, or 64.7% of revenues, compared to $18.8 million, or 65.8% of revenues, in the comparable period in the prior year.  After taking into account the acquisition of PDSHeart, the 64.7% gross profit in the year to date period compares to 65.0% gross profit in the same period last year, a decrease of 30 basis points due to first quarter performance(1A).

Marty Galvan, CardioNet’s Chief Financial Officer commented: “Our second quarter gross profit reflects cost reductions and productivity improvements that successfully offset the negative factors experienced in the first quarter of 2008, primarily a fuel surcharge.  In addition, our revenue mix continues to shift towards our proprietary CardioNet System, away from legacy event and Holter monitoring products based on the strength of its superior diagnostic yield.  It is important to emphasize that the gross margin for the CardioNet System is higher than the gross margin for the legacy event and Holter monitoring products, thereby contributing to the gross margin improvement.”

On a GAAP basis, operating income increased to $2.5 million in the second quarter of 2008 compared to an operating loss of $1.0 million in the second quarter of 2007.  Excluding $0.6 million of expense related to the integration of PDSHeart and other restructuring efforts(1B), adjusted operating income increased to $3.1 million in the second quarter of 2008, or 10.7% of revenue, compared to an operating loss of $1.0 million in the second quarter of 2007.

On a GAAP basis, operating income for the year to date period increased to $1.9 million compared to an operating loss of $3.2 million in the comparable period in the prior year.  Excluding the impact of $1.9 million of integration, restructuring and other nonrecurring charges(1B), adjusted operating income increased to $3.8 million in the first half of 2008, or 6.9% of revenue, compared to an operating loss of $3.2 million in the first half of 2007.

Marty Galvan remarked: “As previously discussed, we expect to record approximately $1.3 million in PDSHeart integration charges in 2008.  In the first half of the year, we have reported approximately $1.0 million in charges, with the balance expected primarily in the third quarter of 2008.  The litigation settlement charges with LifeWatch announced in May 2008 were included in Q1 2008 results and did not impact the second quarter results.”

On a GAAP basis, net income for the second quarter of 2008 increased to $1.6 million, or $0.07 per diluted share, compared to a net loss of $1.1 million, or a loss of $0.36 per diluted share, for the same period last year.  Adjusted net income for the second quarter of 2008 increased to $2.0 million, or $0.08 per diluted share, excluding the impact of integration, restructuring and other nonrecurring charges(1B), compared to a net loss of $1.1 million, or a loss of $0.36 per diluted share, for the same period last year.

On a GAAP basis, net income for the first half of 2008 increased to $1.3 million, or $0.06 per diluted share, compared to a net loss of $4.3 million, or a loss of $1.41 per diluted share, for the first half of 2007.  Adjusted net income for the first half of 2008 increased to $2.4 million, or $0.11 per diluted share, excluding the impact of integration, restructuring and other nonrecurring charges(1B), compared to a net loss of $4.3 million, or a loss of $1.41 per diluted share, for the same period last year.

Net income available to common shareholders, which is derived by reducing net income by the accrued dividends and accretion on mandatorily redeemable convertible preferred stock, was $1.6 million, or $0.07 per diluted share, for the second quarter of 2008 compared to a net loss of $3.5 million, or a loss of $1.13 per diluted share, for the second quarter of 2007.  Net loss available to common shareholders for the six month period ending June 30, 2008 was $1.3 million, or a loss of $0.10 per diluted share, compared to a loss of $7.1 million, or a loss of $2.35 per diluted share, for the same period last year.  The mandatorily redeemable convertible preferred stock, which was issued in part to finance the March 2007 PDSHeart acquisition, was converted to common stock in connection with CardioNet’s March 2008 initial public offering.

Marty Galvan noted: “During our first quarter 2008 earnings release, CardioNet announced 2008 revenue guidance of $117 to $120 million.  The strength of our second quarter increases our level of comfort toward the high-end of that range.  We believe that the third quarter will be impacted by seasonality related to physician and patient schedules over the summer months, which will moderate our sequential growth.  In regard to expenses, today we also announced a secondary offering and we expect to incur charges related to the offering in the third quarter of 2008.  We also expect to make continued investments in sales and marketing resources, infrastructure to support our growth and R&D projects to enhance our product portfolio over the second half of 2008, positioning the Company for growth in 2009 and beyond.  Going forward, we firmly believe that we remain well-positioned to deliver sustained revenue and earnings growth and will continue to maintain a very strong balance sheet.”

Conference Call

CardioNet, Inc. will host an earnings conference call on Tuesday, July 22, 2008, at 8:00 AM Eastern Time.  The call will be simultaneously webcast on the investor information page of our website, www.cardionet.com.  The call will be archived on our website and will also be available for two weeks via phone at 888-286-8010, access code 61950613.

CardioNet, Inc. is a leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health.  CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias with a solution that it markets as the CardioNet System.  More information can be found at http://www.CardioNet.com.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our ability to deliver sustained revenue and earnings growth, to maintain a strong balance sheet, the momentum in payor acceptance, the ability of our products and services to deliver superior clinical outcomes and reduced heath care costs, our ability to increase our market penetration, the size of our potential markets and growth opportunities, our ability to leverage our platform for other applications and markets, our expectations with respect to our revenue mix or the continued shift from legacy products to the CardioNet System, the amount of our integration charges related to the PDS Heart acquisition, our expectations with respect to future financial performance and seasonality in our business, expectations with respect to charges relating to the planned secondary offering, expectations with respect to future investments, our outlook for our businesses, our 2008 revenue target, our prospects for continued growth and our confidence in the Company’s future.  These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning.  Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations.  These factors include, among other things, the integration of our recent acquisition of PDSHeart, the continued implementation of our restructuring plans, sales and marketing initiatives, our ability to attract and retain talented sales personnel, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, changes to reimbursement levels for our products, the continued consolidation of payors, acceptance of our new products and services and patent protection and litigation.  For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic report on Form 10-K or 10-Q.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

	Three Months Ended
	(unaudited)
Consolidated Statements of Operations (In Thousands, Except Per Share Amounts)	June 30, 2008	June 30, 2007

Revenues	$29,340	$17,419
Cost of revenues	9,834	5,953
Gross Profit	19,506	11,466
Gross Profit %	66.5%	65.8%

Operating Expenses:
Research and development expense	931	1,019
General and administrative expense	9,768	6,834
Sales and marketing expense	5,412	4,377
Amortization of intangibles	246	246
Integration, restructuring and other nonrecurring charges	610	—
Total Operating Expenses	16,967	12,476

Operating Income (Loss)	2,537	(1,010)
Interest Income (Expense), net	267	(94)

Income (Loss) before Income Taxes	2,804	(1,104)
Provision for Income Taxes	(1,172)	—
Net Income (Loss)	$1,632	$(1,104)
Dividends on and accretion of mandatorily redeemable convertible preferred stock	—	(2,362)
Net Income (Loss) available to common shareholders	$1,632	$(3,466)

Earnings (Loss) per Share:
Basic	$0.07	$(1.13)
Diluted	$0.07	$(1.13)

Weighted Average Shares Outstanding:
Basic	23,098	3,054
Diluted	24,191	3,054

	Six Months Ended
	(unaudited)
Consolidated Statements of Operations (In Thousands, Except Per Share Amounts)	June 30, 2008	June 30, 2007

Revenues	$54,803	$28,519
Cost of revenues	19,353	9,743
Gross Profit	35,450	18,776
Gross Profit %	64.7%	65.8%

Operating Expenses:
Research and development expense	2,073	2,010
General and administrative expense	18,589	11,974
Sales and marketing expense	10,527	7,696
Amortization of intangibles	492	307
Integration, restructuring and other nonrecurring charges	1,916	—
Total Operating Expenses	33,597	21,987

Operating Income (Loss)	1,853	(3,211)
Interest Income (Expense), net	379	(1,047)

Income (Loss) before Income Taxes	2,232	(4,258)
Provision for Income Taxes	(940)	—
Net Income (Loss)	$1,292	$(4,258)
Dividends on and accretion of mandatorily redeemable convertible preferred stock	(2,597)	(2,845)
Net Income (Loss) available to common shareholders	$(1,305)	$(7,103)

Earnings (Loss) per Share:
Basic and Diluted	$(0.10)	$(2.35)

Weighted Average Shares Outstanding:
Basic and Diluted	13,368	3,024

The following table presents detail of the stock-based compensation expense that is included in each functional line item in the Condensed Statement of Operations above (000’s):

	Three Months Ended
	(unaudited)
Stock based compensation expense (In Thousands)	June 30, 2008	June 30, 2007

Stock based compensation expense included in:
Cost of revenues	$8	$—
Research and development expense	17	—
General and administrative expense	227	132
Sales and marketing expense	139	—

Total stock based compensation expense	$391	$132

	Six Months Ended
	(unaudited)
Stock based compensation expense (In Thousands)	June 30, 2008	June 30, 2007

Stock based compensation expense included in:
Cost of revenues	$15	$—
Research and development expense	32	—
General and administrative expense	466	201
Sales and marketing expense	238	—

Total stock based compensation expense	$751	$201

Summary Consolidated Balance Sheet Data (In Thousands)	June 30, 2008	December 31, 2007
	(unaudited)

Cash and cash equivalents	$54,572	$18,091
Accounts receivable, net	29,301	22,854
Working capital	71,031	29,375
Total assets	152,842	103,040
Total debt	346	2,744
Mandatorily redeemable convertible preferred stock	—	115,302
Total shareholders’ equity (deficit)	137,255	(26,865)

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the tables set forth below reconcile certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

(1A) The following table provides a reconciliation of year to date 2007 results as if the PDSHeart acquisition had been completed as of January 1, 2007.

Six Months Ended
(unaudited)
June 30, 2007

Total Revenue – GAAP	$28,519
PDSHeart Revenue prior to acquisition – January 1 to March 7, 2007	4,069
Adjusted Revenue	$32,588

Total Gross Profit – GAAP	$18,776

PDSHeart Gross Profit prior to acquisition – January 1 to March 7, 2007	2,423
Adjusted Gross Profit	$21,199
Adjusted Gross Profit %	65.0%

(1B) The following tables reconcile certain financial measures used in this press release that were not calculated in accordance with GAAP.

	Three Months Ended
	(unaudited)
	June 30, 2008	June 30, 2007

Operating Income (Loss) – GAAP	$2,537	$(1,010)

Integration, Restructuring and Other Nonrecurring Charges(a)	610	—
Adjusted Operating Income (Loss)	$3,147	$(1,010)

Net Income (Loss) available to common shareholders – GAAP	$1,632	$(3,466)
Dividends on and accretion of mandatorily redeemable convertible preferred stock which converted to common stock in the first quarter of 2008	—	2,362
Net Income (Loss) – GAAP	$1,632	$(1,104)
Integration, Restructuring and Other Nonrecurring Charges (net of income taxes of $255) (a)	355	—
Adjusted Net Income (Loss)	$1,987	$(1,104)

Diluted Earnings (Loss) per Share – GAAP	$0.07	$(1.13)

Dividends on and accretion of mandatorily redeemable convertible preferred stock which converted to common stock in the first quarter of 2008 and Integration, Restructuring and Other Nonrecurring Charges per Share (a)	0.01	0.77
Adjusted Diluted Earnings (Loss) per Share	$0.08	$(0.36)

(a)          In the second quarter of 2008, we incurred $0.6 million of integration and restructuring charges.

	Six Months Ended
	(unaudited)
	June 30, 2008	June 30, 2007
Operating Income (Loss) – GAAP	$1,853	$(3,211)
Integration, Restructuring and Other Nonrecurring Charges(a)	1,916	—
Adjusted Operating Income (Loss)	$3,769	$(3,211)

Net Income (Loss) available to common shareholders – GAAP	$(1,305)	$(7,103)
Dividends on and accretion of mandatorily redeemable convertible preferred stock which converted to common stock in the first quarter of 2008	2,597	2,844
Net Income (Loss) – GAAP	$1,292	$(4,258)
Integration, Restructuring and Other Nonrecurring Charges (net of income taxes of $807) (a)	1,109	—
Adjusted Net Income (Loss)	$2,401	$(4,258)

Diluted Earnings (Loss) per Share – GAAP	$(0.10)	$(2.35)

Dividends on and accretion of mandatorily redeemable convertible preferred stock which converted to common stock in the first quarter of 2008 and Integration, Restructuring and Other Nonrecurring Charges per Share (a)	0.21	0.94
Adjusted Diluted Earnings (Loss) per Share	$0.11	$(1.41)

(a)          For the six month period ending June 30, 2008, we incurred $0.9 million of integration and restructuring expense and $1.0 million of expense related to the resolution of litigation.